Exhibit 99.6

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

September 10, 2025

Boards of Directors
United Roosevelt MHC
United Roosevelt Bancorp
URSB Bancorp, Inc.
United Roosevelt Savings Bank
11-15 Cooke Avenue

Carteret, New Jersey 07008

Re:          Plan of Conversion

United Roosevelt MHC
United Roosevelt Bancorp
United Roosevelt Savings Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of United Roosevelt MHC (the “MHC”), United Roosevelt Bancorp (the “Mid-Tier”) and United Roosevelt Savings Bank. The Plan provides for the conversion of the MHC into the full stock form of organization. Pursuant to the Plan, a new Maryland stock holding company named URSB Bancorp, Inc. (the “Company”) will be organized and will sell shares of common stock in a public offering. When the conversion is completed, all of the capital stock of United Roosevelt Savings Bank will be owned by the Company and all of the common stock of the Company will be owned by public stockholders.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in the Mid-Tier’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Mid-Tier). The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in United Roosevelt Savings Bank. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of liquidation of United Roosevelt Savings Bank (or the Company and United Roosevelt Savings Bank).

In the unlikely event that either United Roosevelt Savings Bank (or the Company and United Roosevelt Savings Bank) were to liquidate after the conversion (including, a liquidation of United Roosevelt Savings Bank following a purchase and assumption transaction with a credit union acquiror), all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2024 and depositors as of the date of record for Supplemental Eligible Account Holders. Also, in a complete liquidation of both entities, or of United Roosevelt Savings Bank, when the Company has insufficient assets (other than the stock of United Roosevelt Savings Bank), or of United Roosevelt Savings Bank following a purchase and assumption transaction with a credit union acquiror, to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and United Roosevelt Savings Bank has positive net worth, United Roosevelt Savings Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of United Roosevelt Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in United Roosevelt Savings Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Washington Headquarters
1311-A Dolley Madison Boulevard Suite 2A McLean, VA 22101 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

RP® Financial, LC.

Boards of Directors

September 10, 2025

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of United Roosevelt Savings Bank (or the Company and United Roosevelt Savings Bank), that liquidation rights in the Company automatically transfer to United Roosevelt Savings Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of United Roosevelt Savings Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, the Company will transfer the liquidation account and depositors’ interest in such account to United Roosevelt Savings Bank and the liquidation account shall thereupon become the liquidation account of United Roosevelt Savings Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the United Roosevelt Savings Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets or following a purchase and assumption transaction with a credit union acquiror does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

RP® Financial, LC.